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Exhibit 10.23

WRITTEN DESCRIPTION OF REGISTRANT'S
MANAGEMENT COMPENSATORY ARRANGEMENTS
PURSUANT TO ITEM 601(b)(10)(iii)(A)

        The Registrant has adopted bonus arrangements for fiscal year 2003 (that are not set forth in any formal document) that provide for the payment of bonuses to salaried employees of the Registrant, based in part on the applicable financial matrix established by the Registrant. With respect to the Registrant's senior management, the bonuses are based in part on attainment of certain financial results, and in other part on the attainment of individual performance goals against predetermined measurable goals or tasks. The bonuses paid to the named executive officers for fiscal year 2003 are set forth in the Bonus column of the Summary Compensation table.

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  Exhibit 10.23